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                           [THE IT GROUP LETTERHEAD]


                            N E W S   R E L E A S E


Release Date:      FOR IMMEDIATE RELEASE

Investor Contact:  RICHARD R. CONTE (412) 372-7701
Media Contact:     WILLIAM L. MULVEY (202) 682-1147

THE IT GROUP ANNOUNCES EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD FOR FLUOR DANIEL GTI ACQUISITION

PITTSBURGH, PENNSYLVANIA -- November 19, 1998 -- The IT Group, Inc. (NYSE:ITX) (formerly International Technology Corporation) (the "Company") announced today that early termination of the 15-day waiting period under the Hart-Scott-Rodino Act of 1976, applicable to the Company's previously announced transaction to acquire Fluor Daniel GTI, Inc. (NASDAQ:FDGT), was granted by the US Federal Trade Commission. Early termination or expiration of the waiting period was one of the conditions to the tender offer, and that condition has now been satisfied. The IT Group also announced that it is completing its plans to integrate Fluor Daniel GTI's operations as soon as possible after its tender offer is complete.

Anthony J. Deluca, chief executive officer and president of The IT Group, said, "The Fluor Daniel GTI integration planning process is moving ahead aggressively and we are confident that we will achieve our $10 million synergy target as previously announced."

The IT Group, Inc. is a leading diversified services company offering a full range of consulting, facilities management, engineering & construction and remedial services. The IT Group's common stock and depositary shares are traded on the New York Stock Exchange under the symbol ITX and ITXpr, respectively.

Statements of the Company's or management's intentions, beliefs, expectations or predictions for the future, denoted by words "anticipate", "believe" and similar expressions (including confidence) are forward-looking statements that reflect the current views of the Company and its management about future events and are subject to certain risks, uncertainties, and assumptions. The Company's actual results could differ materially from those projected in such forward-looking statements.